Exhibit 21.1

Subsidiaries of OpenTable, Inc.

Subsidiary	Jurisdiction
OpenTable Europe Ltd.	United Kingdom
OpenTable GmbH	Germany
OpenTable Kabushiki Kaisha	Japan
OpenTable Spain S.L	Spain
OpenTable Mexico S de la RL	Mexico
OpenTable Canada Inc.	Canada
Foodspotting, LLC	United States
Table Maestro, Inc.	United States
Treat Technologies, LLC	United States
OpenTable Holdings LLC	United States
OpenTable UK Holding Ltd.	United Kingdom
OpenTable International Limited	United Kingdom
Toptable Holdings Ltd.	United Kingdom
Toptable Services Ltd.	United Kingdom
City Eating Ltd.	United Kingdom